                                                                  EXHIBIT 10.16













                            STOCK PURCHASE AGREEMENT

                             dated August 12, 1998,
                      and effective as of August 1, 1998,

                                  by and among

                        ABR INFORMATION SERVICES, INC.,
                             a Florida corporation,

                       MIDATLANTIC 401(k) SERVICES, INC.,
                            a Virginia corporation,

                               E. FRANKLIN DePEW,
                              CAROL JOY DePEW and
                             ROBERT L. MUSICK, JR.,

                                as Shareholders,

                                      and

                               E. FRANKLIN DePEW,
                             as Shareholders' Agent

                            STOCK PURCHASE AGREEMENT
                               TABLE OF CONTENTS

                                                                                           Page
                                                                                           ----
1.       PURCHASE AND SALE OF SHARES......................................................  1

2.       PURCHASE PRICE - PAYMENT.........................................................  1
         2.1.      Purchase Price.........................................................  1
         2.2.      Payment of Purchase Price..............................................  4

3.       JOINT AND SEVERAL REPRESENTATIONS AND WARRANTIES OF COMPANY AND SHAREHOLDERS.....  6
         3.1.      Corporate..............................................................  6
         3.2.      Shareholders...........................................................  7
         3.3.      No Violation...........................................................  7
         3.4.      Financial Statements...................................................  8
         3.5.      Tax Matters............................................................  8
         3.6.      Accounts Receivable.................................................... 10
         3.7.      Absence of Certain Changes............................................. 10
         3.8.      Absence of Undisclosed Liabilities..................................... 12
         3.9.      No Litigation.......................................................... 12
         3.10.     Compliance With Laws and Orders........................................ 12
         3.11.     Title to and Condition of Properties................................... 14
         3.12.     Insurance.............................................................. 16
         3.13.     Contracts and Commitments.............................................. 17
         3.14.     Labor Matters.......................................................... 19
         3.15.     Employee Benefit Plans................................................. 19
         3.16.     Employment Compensation................................................ 23
         3.17.     Trade Rights........................................................... 24
         3.18.     Major Customers and Suppliers.......................................... 25
         3.19.     Service Warranty and Liability......................................... 25
         3.20.     Bank Accounts.......................................................... 26
         3.21.     Affiliates' Relationships to Company................................... 26
         3.22.     Assets Necessary to Business........................................... 26
         3.23.     No Brokers or Finders.................................................. 26
         3.24.     Year 2000 Compliance................................................... 26
         3.25.     Systems Performance.................................................... 27
         3.26.     Software Ownership; Non Infringement................................... 27
         3.27.     Disclosure............................................................. 28

4.       REPRESENTATIONS AND WARRANTIES OF BUYER.......................................... 29
         4.1.      Corporate.............................................................. 29
         4.2.      Authority.............................................................. 29
         4.3.      No Brokers or Finders.................................................. 29
         4.4.      Disclosure............................................................. 29
         4.5.      Investment Intent...................................................... 30

5.       COVENANTS.......................................................................  30
         5.1.      Employment and Noncompetition Agreements............................... 30
         5.2.      Noncompetition; Confidentiality........................................ 30
         5.3.      General Releases....................................................... 32
         5.4.      Section 338(h)(10) Election............................................ 32

                                                                                           Page
                                                                                          ----
         5.5.      Continuation of First American Agreement............................... 32
         5.6.      E&O Insurance Coverage................................................. 33

6.       INDEMNIFICATION.................................................................. 33
         6.1.      By Shareholders........................................................ 33
         6.2.      By Buyer............................................................... 34
         6.3.      Indemnification of Third-Party Claims.................................. 34
         6.4.      Payment................................................................ 35
         6.5.      Indemnification for Environmental Matters.............................. 36
         6.6.      Limitations on Indemnification......................................... 36
         6.7.      No Waiver.............................................................. 37

7.       CLOSING.......................................................................... 38
         7.1.      Documents to be Delivered by Company and Shareholders.................. 38
         7.2.      Documents to be Delivered by Buyer..................................... 40

8.       TERMINATION...................................................................... 41

9.       RESOLUTION OF DISPUTES........................................................... 41
         9.1.      Arbitration............................................................ 41
         9.2.      Arbitrators............................................................ 42
         9.3.      Procedures; No Appeal.................................................. 42
         9.4.      Authority.............................................................. 42
         9.5.      Entry of Judgment...................................................... 42
         9.6.      Confidentiality........................................................ 43
         9.7.      Continued Performance.................................................. 43
         9.8.      Tolling................................................................ 43

10.      MISCELLANEOUS.................................................................... 43
         10.1.     Disclosure Schedule.................................................... 43
         10.2.     Further Assurance...................................................... 43
         10.3.     Disclosures and Announcements.......................................... 43
         10.4.     Assignment; Parties in Interest........................................ 44
         10.5.     Law Governing Agreement................................................ 44
         10.6.     Amendment and Modification............................................. 44
         10.7.     Notice................................................................. 44
         10.8.     Expenses............................................................... 46
         10.9.     Shareholders' Agent; Power of Attorney................................. 47
         10.10.    Entire Agreement....................................................... 48
         10.11.    Counterparts; Facsimile Signatures..................................... 48
         10.12.    Headings............................................................... 49
         10.13.    Glossary of Terms...................................................... 49

                              Disclosure Schedule


Schedule 3.1.(c)    -    Foreign Corporation Qualification
Schedule 3.1.(d)    -    Ownership Interests
Schedule 3.1.(e)    -    Directors and Officers of the Company
Schedule 3.1.(f)    -    Shareholder List
Schedule 3.3        -    Violation, Conflict, Default
Schedule 3.4        -    Financial Statements
Schedule 3.5.(b)    -    Tax Returns (Exceptions to Representations)
Schedule 3.5.(c)    -    Tax Audits
Schedule 3.5.(f)    -    Tax, Other
Schedule 3.6        -    Accounts Receivable (Aged Schedule)
Schedule 3.7        -    Certain Changes
Schedule 3.8        -    Off-Balance Sheet Liabilities
Schedule 3.9        -    Litigation Matters
Schedule 3.10.(a)   -    Non-Compliance with Laws
Schedule 3.10.(b)   -    Licenses and Permits
Schedule 3.10.(c)   -    Environmental Matters (Exceptions to Representations)
Schedule 3.11       -    Liens
Schedule 3.11.(c)   -    Real Property
Schedule 3.12       -    Insurance
Schedule 3.13.(b)   -    Personal Property Leases
Schedule 3.13.(d)   -    Sales Commitments
Schedule 3.13.(g)   -    Collective Bargaining Agreements
Schedule 3.13.(h)   -    Loan Agreements, etc.
Schedule 3.13.(i)   -    Guarantees
Schedule 3.13.(l)   -    Material Contracts
Schedule 3.14       -    Labor Matters
Schedule 3.15.(a)   -    Employee Plans/Agreements
Schedule 3.16       -    Employment Compensation
Schedule 3.17       -    Trade Rights
Schedule 3.18.(a)   -    Major Customers
Schedule 3.18.(b)   -    Major Suppliers
Schedule 3.18.(c)   -    Sales Representatives
Schedule 3.19       -    Service Warranty, Warranty Expense and Liability Claims
Schedule 3.20       -    Bank Accounts
Schedule 3.21.(a)   -    Contracts with Affiliates
Schedule 3.21.(c)   -    Obligations of and to Affiliates
Schedule 3.24       -    Year 2000 Noncompliance
Schedule 3.26       -    Software Ownership Exceptions
Schedule 5.5        -    Purchase Price Allocation

                            STOCK PURCHASE AGREEMENT

           STOCK PURCHASE AGREEMENT (this "Agreement"), dated August 12, 1998, and effective as of August 1, 1998, by and among ABR Information Services, Inc., a Florida corporation ("Buyer"), MidAtlantic 401(k) Services, Inc., a Virginia corporation ("Company"), E. Franklin DePew, Carol Joy DePew and Robert
L. Musick, Jr. (individually "Shareholder" and together the "Shareholders"), and E. Franklin DePew (the "Shareholders' Agent").


                                    RECITALS

       1. Company is engaged in the business of providing pension administrative services to third parties (the "MidAtlantic Business"). Shareholders own all of the issued and outstanding shares (the "Shares") of capital stock of Company.

       2. Company's facilities consist solely of leased offices at One Park West Circle, Suite 300, Midlothian, Virginia (the "Facilities").

       3. Buyer desires to purchase the Shares from Shareholders and Shareholders desire to sell the Shares to Buyer, upon the terms and conditions herein set forth.

       4. Shareholders wish to designate E. Franklin DePew as their agent and attorney-in-fact, with the authority to act on their behalf in connection with the sale of the Shares to Buyer.

       NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows.

1.     PURCHASE AND SALE OF SHARES

       Subject to the terms and conditions of this Agreement, effective as of the Effective Date (as hereinafter defined) Shareholders shall sell to Buyer and Buyer shall purchase from Shareholders all of the Shares.

2.     PURCHASE PRICE - PAYMENT

       2.1.      Purchase Price.

                 2.1.(a)   Amount. The aggregate purchase price (the "Purchase
       Price") payable for the Shares shall be the sum of (a) TEN MILLION EIGHT HUNDRED NINETY-ONE THOUSAND AND NO/100 DOLLARS ($10,891,000) and (b) a contingent payment (the "Contingent Payment") based on the MidAtlantic Business' net earnings before income taxes ("EBIT") for the twelve-month period commencing as of the Effective Date (the "Contingent Payment Period"). All payments of Purchase Price are to be made for pro rata distribution among the Shareholders in accordance with their respective shareholdings in the Company as set forth in Schedule 3.1(f) hereto.

                 2.1.(b)   Calculation of Contingent Payment. The Contingent
       Payment shall equal (i) ONE MILLION TWO HUNDRED FIFTY THOUSAND DOLLARS ($1,250,000), in the event the MidAtlantic Business' EBIT for the Contingent Payment Period equals or exceeds $2,250,000, or (ii) TWO MILLION DOLLARS ($2,000,000), in the event the MidAtlantic Business' EBIT for the Contingent Payment Period equals or exceeds $2,500,000. No Contingent Payment shall be due or payable in the event the MidAtlantic Business' EBIT for the Contingent Payment Period is less than $2,250,000.

                 2.1.(c)   Calculation of EBIT. The calculation of the
       MidAtlantic Business' EBIT for the Contingent Payment Period shall include revenue received from pension administration services but shall not include revenue received from COBRA administration services or other services not performed by Company as of the date hereof but offered by Buyer or any of its subsidiaries or affiliates. Except as expressly provided herein, the calculation of EBIT shall be made in accordance with generally accepted accounting principles applied on a consistent basis, subject to the following adjustments:

                           (i) Any depreciation or amortization adjustments resulting solely from the transactions contemplated by this Agreement shall not be included for purposes of calculating EBIT for the Contingent Payment Period.

                           (ii) Notwithstanding Company's actual expenses for the Contingent Payment Period relating to items and functions (such as property and casualty insurance, errors and omissions insurance, health and welfare programs and human resource functions) that Company and Buyer mutually agree shall be provided by Buyer or another subsidiary thereof, Company shall accrue as an expense for purposes of calculating EBIT for the Contingent Payment Period the same dollar amount as it accrued in the twelve months preceding the Effective Date with respect to such items and functions.

                           (iii) The calculation of EBIT for the Contingent
                 Payment Period shall not exclude any expense item (or series of related items) relating to personnel matters or exceeding $10,000 annually, unless such exclusion has been preapproved in writing by Buyer.

                           (iv) Company shall review with Buyer on a monthly basis any and all expense items Company intends to exclude for purposes of calculating EBIT for the Contingent Payment Period.

                           (v) In the event Buyer (or any subsidiary thereof) generates new pension administration services business for Company during the Contingent Payment Period, and/or Company generates new COBRA administration services business (or other new business for similar administrative services not performed by Company as of the date hereof), Buyer and Company agree to make a reasonable allocation of sales and other reasonable costs associated with obtaining such new business for purposes of calculating Company's EBIT for the Contingent Payment Period.

                           (vi) The imputed interest expense on the Buyer Loan (as hereinafter defined) shall be included in the calculation of EBIT for the MidAtlantic Business for the Contingent Payment Period.

                 2.1.(d)   Buyer Loan. Buyer agrees to loan Company on the
       Closing Date the sum of $151,670.31 (including the aggregate amount paid by Buyer to Crestar Bank pursuant to Section 7.2.(e) below), and thereafter prior to the end of the Contingent Payment Period such additional amounts as may be reasonably necessary to provide working capital for Company during the Contingent Payment Period. The loan(s) described in this Section 2.1.(d) are referred to herein collectively as the "Buyer Loan." The proceeds of the Buyer Loan (other than the aggregate amount paid by Buyer to Crestar Bank pursuant to Section 7.2.(e) below) shall be used solely as working capital for Company during the Contingent Payment Period. The Buyer Loan shall be repaid in full by Company to Buyer during the Contingent Payment Period. To the extent that it is repaid after such time, the unpaid principal balance as of the end of the Contingent Payment Period shall be charged in full against the MidAtlantic Business' EBIT for the Contingent Payment Period.

                 2.1.(e)   Interest on Buyer Loan. The calculation of the
       MidAtlantic Business' EBIT for the Contingent Payment Period shall include an imputed interest expense to Company equal to interest calculated on the outstanding principal balance of the Buyer Loan which remains unpaid from time to time, at the rate announced from time to time by NationsBank, N.A. (or its successor) as its prime rate. Interest on the Buyer Loan calculated under the Section 2.1(e) shall commence on the date the Buyer Loan is made to Company and continue until the Buyer Loan is repaid in full.

       2.2. Payment of Purchase Price. The Purchase Price shall be paid by Buyer as follows:

                 2.2.(a)   Cash to Shareholders' Agent. At the Closing, Buyer
       shall deliver to the Shareholders' Agent the sum of NINE MILLION EIGHT HUNDRED NINETY-ONE THOUSAND AND NO/100 DOLLARS ($9,891,000).

                 2.2.(b)   Contingent Payment. The initial calculation of the
       Contingent Payment shall be made by Buyer, which shall deliver its calculation within ninety (90) days following the first anniversary of the Effective Date to Shareholders' Agent for his review and comment. If Buyer and Shareholder's Agent are able to agree in writing upon the amount of the Contingent Payment within fifteen (15) days following delivery of the initial calculation to Shareholders' Agent, then Buyer shall pay such amount. Such payment of the Contingent Payment, if any, shall be made to the Shareholders' Agent within one hundred twenty (120) days following the first anniversary of the Effective Date. In the event Buyer and Shareholders' Agent cannot agree on the amount of the Contingent Payment within one hundred twenty (120) days following the first anniversary of the Effective Date, then the determination of the Contingent Payment shall be submitted to binding arbitration in accordance with Article 9 of this Agreement.

                 2.2.(c)   Purchase Price Holdback.

                           (i) On the Closing Date, Buyer will transfer the sum of One Million Dollars ($1,000,000) to a segregated interest-bearing account with a bank or other financial institution with a combined capital and surplus in excess of $50,000,000, which amount shall be held by Buyer in such account for the purpose of securing the indemnification obligations of Company and Shareholders under this Agreement. For purposes hereof, "Holdback Period" shall mean the period commencing on the date hereof and ending on January 15, 1999, subject to extension as hereinafter provided.

                           (ii) If, prior to the expiration of the Holdback Period, Buyer determines to assert a claim for indemnification under Article 6 of this Agreement, then Buyer shall give the Shareholders' Agent written notice of such claim (for purposes of this Section 2.2(c), a "Claim Notice"), specifying in reasonable detail the basis therefor and the amount and calculation thereof. If the Shareholders' Agent does not deliver to Buyer written notice of an objection to the claim for indemnification within twenty (20) days after receipt of the Claim Notice relating thereto, Buyer shall be entitled to withdraw the dollar amount of its claim (as set forth in the Claim Notice) from the segregated account. If the Shareholders' Agent shall timely deliver to Buyer such written notice of objection, then Buyer shall not make a withdrawal from the segregated account with respect to the claim set forth in the Claim Notice until: (x) Buyer and Shareholders' Agent have executed joint written instructions referring to such Claim Notice and directing Buyer to withdraw, for Buyer's own account, funds from the segregated account; or (y) Buyer has received a copy of a judgment, decree or order of a court, or copy of an arbitration award, adjudicating the dispute with respect to such claim for indemnification; whereupon Buyer shall withdraw from the segregated account, for Buyer's own account, such amount as provided therein.

                           (iii) If Buyer has not delivered a Claim Notice to
                 Shareholders' Agent prior to the expiration of the Holdback Period, or if any and all Claim Notices delivered to Shareholders' Agent during the Holdback Period have been resolved pursuant to subsection (ii) above, then Buyer shall deliver to Shareholders' Agent the portion of the funds held in the segregated account equal to (x) $1,000,000, less (y) any amounts withdrawn by Buyer as provided herein, plus (z) any interest earned with respect to such amount. Buyer shall deliver such amount to the Shareholders' Agent promptly after the expiration of the Holdback Period, unless one or more Claim Notice(s) have not been finally resolved pursuant to subsection (ii) above, in which case Buyer shall retain such amount in the segregated account until: (a) Buyer and Shareholders' Agent have executed joint written instructions referring to such Claim Notice(s) and directing Buyer as to the disbursement of the funds in the segregated account; or
                 (b) Buyer has received a copy of a judgment, decree or order of a court, or copy of an arbitration award, adjudicating the dispute with respect to such Claim Notice(s); whereupon Buyer shall disburse the funds in the segregated account as provided therein.

                 2.2.(d)   Method of Payment. All payments under this
       Section 2.2 shall be made in the form of certified or bank cashier's check payable to the order of the recipient or, at the recipient's option, by wire transfer of immediately available funds to an account previously designated by the recipient in writing.

3.     JOINT AND SEVERAL REPRESENTATIONS AND WARRANTIES OF COMPANY AND
       SHAREHOLDERS

       Company and Shareholders, jointly and severally, make the following representations and warranties to Buyer, each of which was true and correct on the Effective Date (other than Section 3.2(b)), remains true as of the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by or on behalf of Buyer, or any knowledge of Buyer other than as specifically disclosed in the Disclosure Schedule delivered to Buyer at the time of the execution of this Agreement, and shall survive the Closing of the transactions provided for herein. Regardless of the foregoing, the representations and warranties set forth in Section 3.2 are made severally by each Shareholder, with respect to such Shareholder only.

       3.1.      Corporate.

                 3.1.(a)   Organization. Company is a corporation duly
       organized, validly existing and in good standing under the laws of the State of Virginia.

                 3.1.(b)   Corporate Power. Company has all requisite corporate
       power and authority to own, operate and lease its properties and to carry on its business as and where such is now being conducted.

                 3.1.(c)   Qualification. Company is duly licensed or qualified
       to do business as a foreign corporation, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary. The states in which Company is licensed or qualified to do business are listed in Schedule 3.1.(c).

                 3.1.(d)   Subsidiaries. Except as set forth in
       Schedule 3.1.(d), Company does not own any interest in any corporation, partnership or other entity.

                 3.1.(e)   Corporate Documents, etc. The copies of the Articles
       of Incorporation and By-Laws of the Company, including any amendments thereto, which have been delivered by Shareholders to Buyer are true, correct and complete copies of such instruments as presently in effect. The corporate minute book and stock records of the Company which have been furnished to Buyer for inspection are true, correct and complete and accurately reflect all material corporate action taken by the Company. The directors and officers of the Company are listed in
       Schedule 3.1.(e).

                 3.1.(f)   Capitalization of the Company. The authorized capital
       stock of the Company consists entirely of

       Five Thousand (5,000) shares of common stock, no par value. No shares of such capital stock are issued or outstanding except for One Thousand Seventy-Seven and 02/100 (1,077.02) shares of common stock of the Company which are owned of record and beneficially by Shareholders in the respective numbers set forth in Schedule 3.1.(f). All such shares of capital stock of the Company are validly issued, fully paid and nonassessable. Except as set forth in Schedule 3.1.(f), there are no (a) securities convertible into or exchangeable for any of the Company's capital stock or other securities, (b) options, warrants or other rights to purchase or subscribe to capital stock or other securities of the Company or securities which are convertible into or exchangeable for capital stock or other securities of the Company, or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of the Company, any such convertible or exchangeable securities or any such options, warrants or other rights.

       3.2.      Shareholders.

                 3.2.(a)   Power. Each Shareholder has full power, legal right
       and authority to enter into, execute and deliver this Agreement and the other agreements, instruments and documents contemplated hereby (such other documents sometimes referred to herein as "Ancillary Instruments"), and to carry out the transactions contemplated hereby and thereby.

                 3.2.(b)   Validity. This Agreement has been duly and validly
       executed and delivered by each Shareholder and is, and when executed and delivered each Ancillary Instrument will be, the legal, valid and binding obligation of such Shareholder, enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

                 3.2.(c)   Title. Each Shareholder has, and Buyer is receiving,
       good and marketable title to the Shares to be sold by such Shareholder hereunder, free and clear of all Liens (as defined in Section 3.12) including, without limitation, voting trusts or agreements, proxies, marital or community property interests.

       3.3. No Violation. Except as set forth on Schedule 3.3, neither the execution and delivery of this Agreement or the Ancillary Instruments nor the consummation by Company and Shareholders of the transactions contemplated hereby and thereby (a) will violate any statute, law, ordinance, rule or regulation (collectively, "Laws") or any order, writ, injunction, judgment, plan or decree (collectively, "Orders") of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other (collectively, "Government Entities"), (b) will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity (including, without limitation, under any "plant-closing" or similar law), or (c) subject to obtaining the consents referred to in Schedule 3.3, will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the assets of Company (or the Shares) under, any term or provision of the Articles of Incorporation or By-Laws of Company or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Company or any Shareholder is a party or by which Company or any Shareholder or any of its or their assets or properties may be bound or affected.

       3.4. Financial Statements. Included as Schedule 3.4 are true and complete copies of the financial statements of Company consisting of (i) balance sheets of Company as of December 31, 1997 and May 31, 1998, and the related statements of income and cash flows for the year and five months then ended (including the notes contained therein or annexed thereto), respectively, which financial statements have been reported on, and are accompanied by, the signed, unqualified opinions of Keiter, Stephens, Hurst, Gary & Shreaves, P.C., independent auditors for Company for such periods, and (ii) an unaudited balance sheet of Company as of July 31, 1998. The audited balance sheet of the Company as of May 31, 1998 is hereinafter referred to as the "Recent Balance Sheet." All of such financial statements (including all notes and schedules contained therein or annexed thereto) are true, complete and accurate, have been prepared in accordance with generally accepted accounting principles (except, in the case of the unaudited balance sheet as of July 31, 1998, for the absence of footnote disclosure) applied on a consistent basis, have been prepared in accordance with the books and records of Company, and fairly present, in accordance with generally accepted accounting principles, the assets, liabilities and financial position, the results of operations and cash flows of Company as of the dates and for the years and periods indicated. In addition to the foregoing, from and after July 31, 1998, Company had, and presently has, a tangible net worth (i.e., stockholders' equity) of a minimum of $791,071.

       3.5.      Tax Matters.

                 3.5.(a)   Provision For Taxes. The provision made for taxes on
       the Recent Balance Sheet is sufficient for the payment of all federal, state, foreign, county, local and other income, ad valorem, excise, profits, franchise, occupation, property, payroll, sales, use, gross receipts and other taxes (and any interest and penalties) and assessments, whether or not disputed, at the date of the Recent Balance Sheet and for all years and periods prior thereto. Since the date of the Recent Balance Sheet, Company has not incurred any taxes other than (i) taxes incurred in the ordinary course of business consistent in type and amount with past practices of Company and (ii) income taxes payable by the Corporation for the period following the termination of Company's S Corp (as defined in Section 3.5(e)) status as a result of the transactions contemplated hereby, which shall in no event occur prior to August 1, 1998.

                 3.5.(b)   Tax Returns Filed. Except as set forth on Schedule
       3.5.(b), all federal, state, foreign, county, local and other tax returns required to be filed by or on behalf of Company have been timely filed and when filed were true and correct in all material respects, and the taxes shown as due thereon were paid or adequately accrued. True and complete copies of all tax returns or reports filed by Company for each of its three most recent fiscal years have been delivered to Buyer. Company has duly withheld and paid all taxes which it is required to withhold and pay relating to salaries and other compensation heretofore paid to the employees of Company.

                 3.5.(c)   Tax Audits. The federal and state income tax returns
       of Company have been audited by the Internal Revenue Service and appropriate state taxing authorities for the periods and to the extent set forth in Schedule 3.5.(c), and Company has not received from the Internal Revenue Service or from the tax authorities of any state, county, local or other jurisdiction any notice of underpayment of taxes or other deficiency which has not been paid nor any objection to any return or report filed by Company. There are outstanding no agreements or waivers extending the statutory period of limitations applicable to any tax return or report.

                 3.5.(d)   No Consolidated Group. Company has never been a
       member of an affiliated group of corporations that filed a consolidated tax return. Company does not have any liability for the taxes of any person or entity under Sections 1.1502-6 or 1.1502-78 of Title 26 of the Code of Federal Regulations (or any similar provisions of state, local or foreign income tax laws).

                 3.5.(e)   S Corporation. Company properly and timely filed a
       valid election under Section 1362 of the Internal Revenue Code of 1986, as amended (the "Code"), to be treated as an S corporation ("S Corp") as defined under Section 1361 of the Code for federal income tax purposes effective from May 6, 1991 and, if required to qualify as an S corp for state income tax purposes, has corresponding elections in effect under the laws of Virginia. Such elections have remained in effect since May 6, 1991. Except for transactions contemplated by this Agreement, neither Company nor any of the Shareholders has taken any action, nor has any event occurred, that would result in the revocation or termination of any of such elections effective on or after May 6, 1991. Company is not subject to the tax imposed by Section 1374 of the Code (or any equivalent state statute) and Company does not have a "net unrealized built-in gain" as such phrase is defined in Section 1374(d) of the Code (or any equivalent state statute).

                 3.5.(f)   Other. Except as set forth in Schedule 3.5.(f), since
       its incorporation Company has not (i) filed any consent or agreement under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) applied for any tax ruling, (iii) entered into a closing agreement with any taxing authority, (iv) filed an election under Section 338(g) or Section 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred), except as contemplated hereby, (v) made any payments, or been a party to an agreement (including this Agreement) that under any circumstances could obligate it to make payments that will not be deductible because of
       Section 280G of the Code, or (vi) been a party to any tax allocation or tax sharing agreement. The Company is not a "United States real property holding company" within the meaning of Section 897 of the Code.

       3.6. Accounts Receivable. All accounts receivable of Company reflected on the Recent Balance Sheet, and all accounts receivable incurred in the normal course of business since the date thereof, represent arm's length sales actually made in the ordinary course of business; are collectible (net of the reserve shown on the Recent Balance Sheet for doubtful accounts) in the ordinary course of business without the necessity of commencing legal proceedings; are subject to no counterclaim or setoff; and are not in dispute.
Schedule 3.6 contains a true and correct aged schedule of accounts receivable as of July 31, 1998.

       3.7. Absence of Certain Changes. Except as and to the extent set forth in Schedule 3.7, since the date of the Recent Balance Sheet there has not been:

                 3.7.(a)   No Adverse Change. Any adverse change in the
       financial condition, assets, liabilities, business, prospects or operations of Company;

                 3.7.(b)   No Damage. Any loss, damage or destruction, whether
       covered by insurance or not, affecting the Company, its properties or the MidAtlantic Business;

                 3.7.(c)   No Increase in Compensation. Any increase in the
       compensation, salaries or wages payable or to become payable to any employee or agent of Company (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued; or any payment to E. Franklin DePew, except pursuant to the terms of the Employment and Noncompetition Agreement described in Section 5.1 below;

                 3.7.(d)   No Labor Disputes. Any labor dispute or disturbance,
       other than routine individual grievances which are not material to the business, financial condition or results of operations of Company;

                 3.7.(e)   No Commitments. Any commitment or transaction by
       Company (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice;

                 3.7.(f)   No Dividends. Any declaration, setting aside, or
       payment of any dividend or any other distribution in respect of Company's capital stock; any redemption, purchase or other acquisition by Company of any capital stock of Company, or any security relating thereto; or any other payment to any shareholder of Company as such a shareholder;

                 3.7.(g)   No Disposition of Property. Any sale, lease or other
       transfer or disposition of any properties or assets of Company;

                 3.7.(h)   No Indebtedness. Any indebtedness for borrowed money
       incurred, assumed or guaranteed by Company;

                 3.7.(i)   No Liens. Any mortgage, pledge, lien or encumbrance
       made on any of the properties or assets of Company;

                 3.7.(j)   No Amendment of Contracts. Any entering into,
       amendment or termination by Company of any contract, or any waiver of material rights thereunder, other than in the ordinary course of business;

                 3.7.(k)   Loans and Advances. Any loan or advance (other than
       advances to employees in the ordinary course of business for travel and entertainment in accordance with past practice) to any person including, but not limited to, any Affiliate (for purposes of this Agreement, the term "Affiliate" shall mean and include: John F. DePew, all Shareholders, directors and officers of Company; the spouse of any such person; any person who would be the heir or descendant of any such person if he or she were not living; and any entity in which any of the foregoing has a direct or indirect interest, except through ownership of less than 5% of the outstanding shares of any entity whose securities are listed on a national securities exchange or traded in the national over-the-counter market);

                 3.7.(l)   Credit. Any grant of credit to any customer or
       distributor on terms or in amounts more favorable than those which have been extended to such customer or distributor in the past, any other change in the terms of any credit heretofore extended, or any other change of Company's policies or practices with respect to the granting of credit; or

                 3.7.(m)   No Unusual Events. Any other event or condition not
       in the ordinary course of business of Company.

       3.8. Absence of Undisclosed Liabilities. Except as and to the extent specifically disclosed in the Recent Balance Sheet, or in Schedule 3.8, Company does not have any liabilities, commitments or obligations (secured or unsecured, and whether accrued, absolute, contingent, direct, indirect or otherwise), other than commercial liabilities and obligations incurred since the date of the Recent Balance Sheet in the ordinary course of business and consistent with past practice and none of which has or will have a material adverse effect on the business, financial condition or results of operations of Company. Except as and to the extent described in the Recent Balance Sheet or in Schedule 3.8, neither Company nor any Shareholder has knowledge of any basis for the assertion against Company of any liability and there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to liabilities, except commercial liabilities and obligations incurred in the ordinary course of Company's business and consistent with past practice.

       3.9. No Litigation. Except as set forth in Schedule 3.9 there is no action, suit, arbitration, proceeding, investigation or inquiry, whether civil, criminal or administrative ("Litigation"), pending or threatened against Company, its directors (in such capacity), its business or any of its assets, nor does Company or any Shareholder know, or have grounds to know, of any basis for any Litigation. Schedule 3.9 also identifies all Litigation to which Company or any of its directors (in such capacity) have been parties since January 1, 1997. Except as set forth in Schedule 3.9, neither Company nor its business or assets is subject to any Order of any Government Entity.

       3.10.     Compliance With Laws and Orders.

                 3.10.(a) Compliance. Except as set forth in Schedule 3.10.(a), Company (including each and all of its operations, practices, properties and assets) is in compliance with all applicable Laws and Orders, including, without limitation, those applicable to discrimination in employment, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, employment, retirement and labor relations, product advertising and the Environmental Laws as hereinafter defined. Except as set forth in Schedule 3.10.(a), Company has not received notice of any violation or alleged violation of, and is subject to no Liability for past or continuing violation of, any Laws or Orders. All reports and returns required to be filed by Company with any Government Entity have been filed, and were accurate and complete when filed. Without limiting the generality of the foregoing:

                           (i) The operation of Company's business as it is now conducted does not, nor does any condition existing at any of the Facilities, in any manner constitute a nuisance or other tortious interference with the rights of any person or persons in such a manner as to give rise to or constitute the grounds for a suit, action, claim or demand by any such person or persons seeking compensation or damages or seeking to restrain, enjoin or otherwise prohibit any aspect of the conduct of such business or the manner in which it is now conducted.

                           (ii) Company has made all required payments to its unemployment compensation reserve accounts with the appropriate governmental departments of the states where it is required to maintain such accounts, and each of such accounts has a positive balance.

                           (iii) During the past five (5) years, Company has
                 not been required to make any reports or filings under, and has not received any reports or other correspondence from any agency or other governmental body under or relating to, the federal Occupational Safety and Health Act of 1970, as amended, or any other applicable health and safety laws and regulations.

                 3.10.(b) Licenses and Permits. Company has all licenses, permits, approvals, authorizations and consents of all Government Entities and all certification organizations required for the conduct of the business (as presently conducted and as proposed to be conducted) and operation of the Facilities. All such licenses, permits, approvals, authorizations and consents are described in Schedule 3.10.(b), are in full force and effect and will not be affected or made subject to loss, limitation or any obligation to reapply as a result of the transactions contemplated hereby. Except as set forth in Schedule 3.10.(b), Company (including its operations, properties and assets) is and has been in compliance with all such permits and licenses, approvals, authorizations and consents.

                 3.10.(c) Environmental Matters. The applicable Laws relating to pollution or protection of the environment, including Laws relating to emissions, discharges, generation, storage, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes ("Waste") into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response Compensation Liability Act ("CERCLA"), as amended, and their state and local counterparts are herein collectively referred to as the "Environmental Laws". Without limiting the generality of the foregoing provisions of this Section 3.10, Company is in full compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. Except as set forth in Schedule 3.10.(c), there is no Litigation nor any demand, claim, hearing or notice of violation pending or threatened against Company relating in any way to the Environmental Laws or any Order issued, entered, promulgated or approved thereunder. Except as set forth in Schedule 3.10.(c), there are no past or present (or, to the best of Company's and the Shareholders' knowledge, future) events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans which may interfere with or prevent compliance or continued compliance with the Environmental Laws or with any Order issued, entered, promulgated or approved thereunder, or which may give rise to any liability, including, without limitation, liability under CERCLA or similar state or local Laws, or otherwise form the basis of any Litigation, hearing, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Waste.

       3.11.     Title to and Condition of Properties.

                 3.11.(a) Marketable Title. Company has good and marketable title to all of Company's assets, business and properties, including, without limitation, all such properties

       (tangible and intangible) reflected in the Recent Balance Sheet, free and clear of all mortgages, liens, (statutory or otherwise) security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, charges or encumbrances of any nature whatsoever (collectively, "Liens") except those described in Schedule 3.11 and, in the case of real property, Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings (and which have been sufficiently accrued or reserved against in the Recent Balance Sheet), municipal and zoning ordinances and easements for public utilities, none of which interfere with the use of the property as currently utilized. Except as set forth in Schedule 3.11., none of Company's assets, business or properties are subject to any restrictions with respect to the transferability thereof; and the Company's title thereto will not be affected in any way by the transactions contemplated hereby.

                 3.11.(b) Condition. All property and assets owned or utilized by Company are in good operating condition and repair, free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations of Company), have been maintained consistent with the standards generally followed in the industry and are sufficient to carry on the business of Company as conducted during the preceding 12 months. All buildings, plants and other structures owned or otherwise utilized by Company are in good condition and repair and have no structural defects or defects affecting the plumbing, electrical, sewerage, or heating, ventilating or air conditioning systems.

                 3.11.(c) Real Property. Company does not own any real property. The only real property used or occupied by Company (the "Real Property") is leased from an unaffiliated third party lessor, and
       Schedule 3.11.(c) sets forth the material terms of each such lease. To the best of Company's and Shareholders' knowledge, there are now in full force and effect duly issued certificates of occupancy permitting the Real Property and improvements located thereon to be legally used and occupied as the same are now constituted. To the best of Company's and Shareholders' knowledge, all of the Real Property has permanent rights of access to dedicated public highways. Neither Company nor any Shareholder has notice or knowledge of any (i) fact or condition which would prohibit or adversely affect the ordinary rights of access to and from the Real Property from and to the existing highways and roads or
       (ii) pending or threatened restriction or denial, governmental or otherwise, upon such ingress and egress. Neither Company nor any Shareholder has notice or knowledge of any (i) planned or proposed increase in assessed valuations of any Real

       Property, (ii) Order requiring repair, alteration, or correction of any existing condition affecting any Real Property or the systems or improvements thereat, (iii) condition or defect which could give rise to an order of the sort referred to in "(ii)" above, (iv) underground storage tanks, or any structural, mechanical, or other defects of material significance affecting any Real Property or the systems or improvements thereat (including, but not limited to, inadequacy for normal use of mechanical systems or disposal or water systems at or serving the Real Property), or (v) work that has been done or labor or materials that has or have been furnished to any Real Property during the period of six (6) months immediately preceding the date of this Agreement for which liens could be filed against any of the Real Property.

                 3.11.(d) No Condemnation or Expropriation. Neither the whole nor any portion of the property or any other assets of Company is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any Government Entity with or without payment of compensation therefor, nor to the best of Company's and Shareholders' knowledge has any such condemnation, expropriation or taking been proposed.

       3.12. Insurance. Set forth in Schedule 3.12 is a complete and accurate list and description of all policies of fire, liability, errors and omissions, electronic data processing, workers compensation, health and other forms of insurance presently in effect with respect to the business and properties of Company, true and correct copies of which have heretofore been delivered to Buyer. Schedule 3.12 includes, without limitation, the carrier, the description of coverage, the limits of coverage, retention or deductible amounts, amount of annual premiums, retroactive date of coverage, date of expiration and the date through which premiums have been paid with respect to each such policy, and any pending claims in excess of $5,000. All such policies are valid, outstanding and enforceable policies and provide insurance coverage for the properties, assets and operations of Company, of the kinds, in the amounts and against the risks customarily maintained by organizations similarly situated; and no such policy (nor any previous policy) provides for or is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events arising prior to the date hereof. Schedule 3.12 indicates each policy as to which (a) the coverage limit has been reached or
(b) the total incurred losses to date equal 75% or more of the coverage limit. No notice of cancellation or termination has been received with respect to any such policy, and neither Company nor any Shareholder has knowledge of any act or omission of Company which could result in cancellation of any such policy prior to its scheduled expiration date. Company has not been refused any insurance with respect to any aspect of the operations of the business nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last three years. Company has duly and timely made all claims it has been entitled to make under each policy of insurance. There is no claim by Company pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and neither Company nor any of the Shareholders knows of any basis for denial of any claim under any such policy. Company has not received any written notice from or on behalf of any insurance carrier issuing any such policy that insurance rates therefor will hereafter be substantially increased (except to the extent that insurance rates may be increased for all similarly situated risks) or that there will hereafter be a cancellation or an increase in a deductible (or an increase in premiums in order to maintain an existing deductible) or nonrenewal of any such policy. Such policies are sufficient in all material respects for compliance by Company with all requirements of law and with the requirements of all material contracts to which Company is a party. All general liability policies maintained by or for the benefit of Company since its inception have been "occurrence" policies and not "claims made" policies (except for Company's errors and omissions policies, which have been "claims made" and not "occurrence" policies).

       3.13.     Contracts and Commitments.

                 3.13.(a) Real Property Leases. Except as set forth in Schedule 3.11.(c), Company has no leases of real property.

                 3.13.(b)  Personal Property Leases. Except as set forth in
       Schedule 3.13.(b), Company has no leases of personal property involving consideration or other expenditure in excess of $5,000 or involving performance over a period of more than three months.

                 3.13.(c) Purchase Commitments. Company has no purchase commitments for inventory items or supplies that, together with amounts on hand, constitute in excess of three months normal usage, or which are at an excessive price.

                 3.13.(d) Sales Commitments. Except as set forth in Schedule 3.13.(d), Company has no sales or service contracts or commitments to customers which aggregate in excess of $ 25,000 to any one customer (or group of affiliated customers). Company has no sales contracts or commitments except those made in the ordinary course of business, at arm's length, and no such contracts or commitments are for a sales price which would result in a loss to the Company.

                 3.13.(e) Contracts With Affiliates and Certain Others. Company has no agreement, understanding, contract or commitment (written or oral) with any Affiliate or any employee, agent, consultant, distributor, dealer or franchisee that is not immediately cancelable by Company without liability, penalty or premium of any nature or kind whatsoever.

                 3.13.(f) Powers of Attorney. The Company has not given a power of attorney, which is currently in effect, to any person, firm or corporation for any purpose whatsoever.

                 3.13.(g) Collective Bargaining Agreements. Except as set forth in Schedule 3.13.(g), Company is not a party to any collective bargaining agreements with any unions, guilds, shop committees or other collective bargaining groups. Copies of all such agreements have heretofore been delivered to Buyer.

                 3.13.(h) Loan Agreements. Except as set forth in Schedule 3.13.(h), Company is not obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor or otherwise.

                 3.13.(i) Guarantees. Except as disclosed on Schedule 3.13.(i), Company has not guaranteed the payment or performance of any person, firm or corporation, agreed to indemnify any person or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person.

                 3.13.(j) Contracts Subject to Renegotiation. Company is not a party to any contract with any governmental body which is subject to renegotiation.

                 3.13.(k) Burdensome or Restrictive Agreements. Company is not a party to nor is it bound by any agreement, deed, lease or other instrument which is so burdensome as to materially affect or impair the operation of Company. Without limiting the generality of the foregoing, Company is not a party to nor is it bound by any agreement requiring Company to assign any interest in any trade secret or proprietary information, or prohibiting or restricting Company from competing in any business or geographical area or soliciting customers or otherwise restricting it from carrying on its business anywhere in the world.

                 3.13.(l) Other Material Contracts. Company has no lease, contract or commitment of any nature involving consideration or other expenditure in excess of $ 5,000, or involving performance over a period of more than three months, or which is otherwise individually material to the operations of Company, except as explicitly described in Schedule 3.13.(l).

                 3.13.(m) No Default. Company is not in default under any lease, contract or commitment, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of Company's obligations or result in the creation of any Lien on any of the assets owned, used or occupied by Company. No third party is in default under any lease, contract or commitment to which Company is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.

       3.14. Labor Matters. Except as set forth in Schedule 3.14, within the last five years Company has not experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements in connection with its business. Except to the extent set forth in Schedule 3.14,
(a) Company is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (b) there is no unfair labor practice charge or complaint against Company pending or threatened; (c) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or threatened against or affecting Company nor any secondary boycott with respect to products of Company; (d) no question concerning representation has been raised or is threatened respecting the employees of Company; (e) no grievance which might have a material adverse effect on Company, nor any arbitration proceeding arising out of or under collective bargaining agreements, is pending and no such claim therefor exists; and (f) there are no administrative charges or court complaints against Company concerning alleged employment discrimination or other employment related matters pending or threatened before the U.S. Equal Employment Opportunity Commission or any Government Entity.

       3.15.     Employee Benefit Plans.

                 3.15.(a) Disclosure. Schedule 3.15.(a) sets forth all pension, thrift, savings, profit sharing, retirement, incentive bonus or other bonus, medical, dental, life, accident insurance, benefit, employee welfare, disability, group insurance, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization and other similar fringe or employee benefit plans, programs and arrangements, and any employment or consulting contracts, "golden parachutes," collective bargaining agreements, severance agreements or plans, vacation and sick leave plans, programs, arrangements and policies, including, without limitation, all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income

       Security Act of 1974, as amended ("ERISA")), all employee manuals, and all written or binding oral statements of policies, practices or understandings relating to employment, which are provided to, for the benefit of, or relate to, any persons ("Company Employees") employed by Company. The items described in the foregoing sentence are hereinafter sometimes referred to collectively as "Employee Plans/Agreements," and each individually as an "Employee Plan/Agreement." True and correct copies of all the Employee Plans/Agreements, including all amendments thereto, have heretofore been provided to Buyer. Each of the Employee Plans/Agreements is identified on Schedule 3.15.(a), to the extent applicable, as one or more of the following: an "employee pension benefit plan" (as defined in Section 3(2) of ERISA), a "defined benefit plan" (as defined in Section 414 of the Code), an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and/or as a plan intended to be qualified under Section 401 of the Code. No Employee Plan/Agreement is a "multiemployer plan" (as defined in Section 4001 of ERISA), and Company has never contributed nor been obligated to contribute to any such multiemployer plan.

                 3.15.(b) Terminations, Proceedings, Penalties, etc. With respect to each employee benefit plan (including, without limitation, the Employee Plans/Agreements) that is subject to the provisions of Title IV of ERISA and with respect to which the Company or any of its assets may, directly or indirectly, be subject to any Liability, contingent or otherwise, or the imposition of any Lien (whether by reason of the complete or partial termination of any such plan, the funded status of any such plan, any "complete withdrawal" (as defined in Section 4203 of ERISA) or "partial withdrawal" (as defined in Section 4205 of ERISA) by any person from any such plan, or otherwise):

                           (i) no such plan has been terminated so as to subject, directly or indirectly, any assets of Company to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA;

                           (ii) no proceeding has been initiated or threatened by any person (including the Pension Benefit Guaranty Corporation ("PBGC")) to terminate any such plan;

                           (iii) no condition or event currently exists or
                 currently is expected to occur that could subject, directly or indirectly, any assets of Company to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA, whether to the PBGC or to any other person or otherwise on account of the termination of any such plan;

                           (iv) if any such plan were to be terminated as of the Closing Date, no assets of Company would be subject, directly or indirectly, to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA;

                           (v) no "reportable event" (as defined in Section 4043 of ERISA) has occurred with respect to any such plan;

                           (vi) no such plan which is subject to Section 302 of ERISA or Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code, respectively), whether or not waived; and

                           (vii) no such plan is a multiemployer plan or a plan
                 described in Section 4064 of ERISA.

                 3.15.(c) Prohibited Transactions, etc. There have been no "prohibited transactions" within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code for which a statutory or administrative exemption does not exist with respect to any Employee Plan/Agreement, and no event or omission has occurred in connection with which the Company or any of its assets or any Employee Plan/Agreement, directly or indirectly, could be subject to any liability under ERISA, the Code or any other Law or Order applicable to any Employee Plan/Agreement, or under any agreement, instrument, Law or Order pursuant to or under which Company has agreed to indemnify or is required to indemnify any person against liability incurred under any such Law or Order.

                 3.15.(d) Full Funding. The funds available under each Employee Plan/Agreement which is intended to be a funded plan exceed the amounts required to be paid, or which would be required to be paid if such Employee Plan/Agreement were terminated, on account of rights vested or accrued as of the Closing Date (using the actuarial methods and assumptions then used by Company's actuaries in connection with the funding of such Employee Plan/Agreement).

                 3.15.(e) Controlled Group; Affiliated Service Group; Leased Employees. Company is not and never has been a member of a controlled group of corporations as defined in Section 414(b) of the Code or in common control with any unincorporated trade or business as determined under Section 414(c) of the Code. Company is not and never has been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. There are not and never have been any leased employees within the meaning of Section 414(n) of the Code who perform services for Company, and no individuals are expected to become leased employees with the passage of time. Company has no liability, actual or contingent, under Title IX of ERISA.

                 3.15.(f) Payments and Compliance. With respect to each Employee Plan/Agreement, (i) all payments due from Company to date have been made and all amounts properly accrued to date as liabilities of Company which have not been paid have been properly recorded on the books of Company and are reflected in the Recent Balance Sheet; (ii) Company has complied with, and each such Employee Plan/Agreement conforms in form and operation to, all applicable laws and regulations, including but not limited to ERISA and the Code, in all respects and all reports and information relating to such Employee Plan/Agreement required to be filed with any governmental entity have been timely filed; (iii) all reports and information relating to each such Employee Plan/Agreement required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided; (iv) each such Employee Plan/Agreement which is intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification or exemption; (v) there are no actions, suits or claims pending (other than routine claims for benefits) or threatened with respect to such Employee Plan/Agreement or against the assets of such Employee Plan/Agreement; and (vi) no Employee Plan/Agreement is a plan which is established and maintained outside the United States primarily for the benefit of individuals substantially all of whom are nonresident aliens.

                 3.15.(g) Post-Retirement Benefits. No Employee Plan/Agreement provides benefits, including, without limitation, death or medical benefits (whether or not insured) with respect to current or former Company employees beyond their retirement or other termination of service other than (i) coverage mandated by applicable law, (ii) death or retirement benefits under any Employee Plan/Agreement that is an employee pension benefit plan, (iii) deferred compensation benefits accrued as liabilities on the books of Company (including the Recent Balance Sheet), (iv) disability benefits under any Employee Plan/ Agreement that is an employee welfare benefit plan and which have been fully provided for by insurance or otherwise or (v) benefits in the nature of severance pay.

                 3.15.(h) No Triggering of Obligations. The consummation of the transactions contemplated by this

       Agreement will not (i) entitle any current or former employee of Company to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee or (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

                 3.15.(i) Delivery of Documents. There has been delivered to Buyer, with respect to each Employee Plan/Agreement:

                           (i) a copy of the annual report, if required under ERISA, with respect to each such Employee Plan/Agreement for the last two years;

                           (ii) a copy of the summary plan description, together with each summary of material modifications, required under ERISA with respect to such Employee Plan/Agreement, all material employee communications relating to such Employee Plan/Agreement, and, unless the Employee Plan/Agreement is embodied entirely in an insurance policy to which Company is a party, a true and complete copy of such Employee Plan/Agreement;

                           (iii) if the Employee Plan/Agreement is funded
                 through a trust or any third party funding vehicle (other than an insurance policy), a copy of the trust or other funding agreement and the latest financial statements thereof; and

                           (iv) the most recent determination letter received from the Internal Revenue Service with respect to each Employee Plan/Agreement that is intended to be a "qualified plan" under Section 401 of the Code.

       With respect to each Employee Plan/Agreement for which an annual report has been filed and delivered to Buyer pursuant to clause (i) of this
       Section 3.15.(i), no material adverse change has occurred with respect to the matters covered by the latest such annual report since the date thereof.

                 3.15(j)   Future Commitments. Company has no announced plan or
       legally binding commitment to create any additional Employee Plans/Agreements or to amend or modify any existing Employee Plan/Agreement.

       3.16. Employment Compensation. Schedule 3.16 contains a true and correct list of all employees to whom Company is paying compensation, including bonuses and incentives, at an annual rate in excess of Ten Thousand Dollars ($10,000) for services rendered or otherwise; and in the case of salaried employees such list identifies the current annual rate of compensation for each employee and in the case of hourly or commission employees identifies certain reasonable ranges of rates and the number of employees falling within each such range.

       3.17. Trade Rights. Schedule 3.17 lists all material Trade Rights (as defined below), including (without limitation) all registered Trade Rights and all Trade Rights for which federal, state or local applications have been filed, in which Company now has any interest, specifying whether such Trade Rights are owned, controlled, used or held (under license or otherwise) by Company, and also indicating which of such Trade Rights are registered. All Trade Rights shown as registered in Schedule 3.17 have been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current. In order to conduct the business of Company, as such is currently being conducted or proposed to be conducted, Company does not require any Trade Rights that it does not already have.
Company is not infringing and has not infringed any Trade Rights of another in the operation of the business of Company, nor, to the best of Company's and Shareholders' knowledge, is any other person infringing the Trade Rights of Company. Company has not granted any license or made any assignment of any Trade Right, nor does Company pay any royalties or other consideration for the right to use any Trade Rights of others. There is no Litigation pending or, to the best of Company's and Shareholders' knowledge, threatened to challenge Company's right, title and interest with respect to its continued use and right to preclude others from using any Trade Rights of Company. All Trade Rights of Company are valid, enforceable and in good standing, and there are no equitable defenses to enforcement based on any act or omission of Company. The consummation of the transactions contemplated hereby will not alter or impair any Trade Rights owned or used by Company. As used herein, the term "Trade Rights" shall mean and include: (i) all trademark rights, business identifiers, trade dress, service marks, trade names and brand names, all registrations thereof and applications therefor and all goodwill associated with the foregoing; (ii) all copyrights, copyright registrations and copyright applications, and all other rights associated with the foregoing and the underlying works of authorship; (iii) all patents and patent applications, and all international proprietary rights associated therewith; (iv) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; (v) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; and (vi) all claims for infringement or breach of any of the foregoing.

       3.18.     Major Customers and Suppliers.

                 3.18.(a) Major Customers. Schedule 3.18.(a) contains a list of the twenty (20) largest customers of Company for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of net sales) showing the total dollar amount of net sales to each such customer during each such year. Neither Company nor any Shareholder has any knowledge or information of any facts indicating, nor any other reason to believe, that any of the customers listed on
       Schedule 3.18.(a) will not continue to be customers of the business of Company after the Closing at substantially the same level of purchases as heretofore.

                 3.18.(b) Major Suppliers. Schedule 3.18.(b) contains a list of the ten (10) largest suppliers to Company for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier during each such year. Neither Company nor any Shareholder has any knowledge or information of any facts indicating, nor any other reason to believe, that any of the suppliers listed on Schedule 3.18.(b) will not continue to be suppliers to the business of Company after the Closing and will not continue to supply the business with substantially the same quantity and quality of goods at competitive prices.

                 3.18.(c) Sales Representatives. Schedule 3.18.(c) contains a list of all sales representatives of Company, together with true, correct and complete copies of all sales representative contracts and policy statements, and a description of all substantial modifications or exceptions.

       3.19. Service Warranty and Liability. Schedule 3.19 contains a true, correct and complete copy of Company's standard warranty or warranties for sales of Services (as defined below) and, except as stated therein, there are no warranties, commitments or obligations with respect to the provision of such Services. Schedule 3.19 sets forth the estimated aggregate annual cost to Company of meeting warranty or liability obligations or commitments for customers for each of the five (5) preceding fiscal years. Schedule 3.19 contains a description of all liability claims and similar Litigation relating to services rendered, which are presently pending or which to Company's or any Shareholder's knowledge are threatened, or which have been asserted or commenced against Company within the last five (5) years, in which a party thereto either requests injunctive relief or alleges damages (whether or not covered by insurance). The provision of such services by the Company meets and complies with all governmental laws and regulations currently in effect. As used in this Section 3.19, the term "Services" means any and all services currently or at any time previously rendered, provided or sold by Company, or by any predecessor of Company under any brand name or mark under which services are or have been rendered, provided or sold by Company.

       3.20. Bank Accounts. Schedule 3.20 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains a safe deposit box, lock box or checking, savings, custodial or other account of any nature, the type and number of each such account and the signatories therefore, a description of any compensating balance arrangements, and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

       3.21.     Affiliates' Relationships to Company.

                 3.21.(a) Contracts With Affiliates. All leases, contracts, agreements or other arrangements between Company and any Affiliate are described on Schedule 3.21.(a).

                 3.21.(b) No Adverse Interests. No Affiliate has any direct or indirect interest in (i) any entity which does business with Company or is competitive with Company's business, or (ii) any property, asset or right which is used by Company in the conduct of its business.

                 3.21.(c) Obligations. All obligations of any Affiliate to Company, and all obligations of Company to any Affiliate, are listed on
       Schedule 3.21.(c).

       3.22. Assets Necessary to Business. Company presently has and at the Closing will have good, valid and marketable title to all property and assets, tangible and intangible, and all leases, licenses and other agreements, necessary to permit Buyer to carry on the business of Company as presently conducted.

       3.23. No Brokers or Finders. Except for TMark Associates, Ltd. and Crestar Securities Corporation, neither Company nor any of its directors, officers, employees, Shareholders or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

       3.24. Year 2000 Compliance. Except as set forth in Schedule 3.24: (a) the computer source codes, programs and other software of the Company
(including machine readable code, printed listings of code, databases, documentation and related property and information of Company used or under development for use in the MidAtlantic Business) (collectively, "Software") accurately determines chronological dates and accurately performs all calculations, data manipulations, sorting and transmission of date data regardless of whether the date represents or references different centuries
(For example, when the actual date changes from

12/31/1999 to 1/1/2000, the Software will accurately determine that 1/1/2000 is the new date and determine that an individual born in 1948 is 52 years old and not -48 [i.e., 00-48 = -48], or otherwise incorrectly perform the age calculation); (b) the Software provides that all date related user interface functionalities and data fields permit the entry of a four digit year (i.e., the years 1965, 2065 and 3065 could all be entered by the user without the need of a manual override) and such date data will result in accurate calculations, data manipulations, sorting and transmission of all data, including the date data; (c) the entry of a date equal to or greater than 01/01/2000 into the Software will not affect any calculation that produces or uses time spans such that the results of the calculation are incorrect (i.e., such as an interest calculation); and (d) the integrity of calculations performed utilizing the Software will not be affected by date data for dates on or after 01/02/2000, and calculations using previously generated data (on or before 21/31/1999) will also maintain calculation integrity.

       3.25. Systems Performance. The Software and related systems owned or used by Company perform in accordance with the written specifications previously delivered to Buyer. The Software and related system components are capable of interconnecting and/or interfacing with each other, and they deliver the functionality needed to meet the information systems requirements of the MidAtlantic Business as they are presently conducted. No Shareholder or Affiliate will cause any unplanned interruption of the operations of, or accessibility to, the Software or related systems (or any system component) through any device, method or means including, without limitation, the use of any "virus," "lockup," "time bomb" or "key lock" device or program, or disabling code, which has the potential or capability of causing any unplanned interruption of the operations of, or accessibility of, the Software or related systems (or any system component) to Buyer, or any user authorized by Buyer, or which could alter, destroy or inhibit the use of the Software or related systems (or any system component), or the data contained therein (collectively, "Disabling Devices"), which could block access to or prevent the use of the Software or any system (or system component) by Buyer or any authorized user. No Shareholder has placed, nor is any Shareholder aware of, any Disabling Device on any Software or system component owned or used by Company. There is no new version, update or release of any Software currently being developed.

       3.26.     Software Ownership; Non Infringement. Except as set forth in
Schedule 3.26 hereto:

                 (1) Company owns all right, title and interest in and to the Software;

                 (2) Company has developed the Software entirely through its own efforts for its own account, and the Software is free and clear of all Liens of any nature whatsoever;

                 (3) The Software does not infringe any patent, copyright or trade secret of any third party;

                 (4) The Software is fully eligible for protection under the applicable copyright law and has not been forfeited to the public domain;

                 (5) The source code and system specification of the Software have been maintained in confidence;

                 (6) All personnel, including employees, agents, consultants and contractors, who have participated in the concept and the development of the Software either (a) have been party to a fore-hire relationship with Company that has accorded the Company full, effective and exclusive ownership of all tangible and intangible property thereby arising with respect to the Software, or (b) have executed appropriate instruments and assigns in favor of the Company as assignees and have conveyed to the Company full, effective and exclusive ownership of all tangible and intangible property thereby arising with respect to the Software;

                 (7) Company has duly obtained the right and license to use, copy, modify and distribute the software components contained in the Software, the Software contains no other software components in which any third party may claim superior or joint ownership, and no Software is a derivative work of any software programs not owned by their entirety by Company;

                 (8) Company has not granted any rights in the Software to any third party; and

                 (9) The Software contains certain software components duly licensed to Company for inclusion in the Software, and the Software contains no other software components in which any third party may claim superior or joint ownership, nor is any Software a derivative work of any other software programs not owned in their entirety by Company.

       3.27. Disclosure. No representation or warranty by Company and/or the Shareholders in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Company or Shareholders pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading. All statements and information contained in any certificate, instrument, Disclosure Schedule or document delivered by or on behalf of Company and/or Shareholders shall be deemed representations and warranties by the Company and the Shareholders.

4.     REPRESENTATIONS AND WARRANTIES OF BUYER

       Buyer makes the following representations and warranties to the Shareholders, each of which was true and correct on the Effective Date (other than Section 4.2), remains true as of the Closing Date, shall be unaffected by any investigation hereafter made by Shareholders or any notice to Shareholders, and shall survive the Closing of the transactions provided for herein.

       4.1.      Corporate.

                 4.1.(a)   Organization. Buyer is a corporation duly organized,
       validly existing and in good standing under the laws of the State of Florida.

                 4.1.(b)   Corporate Power. Buyer has all requisite corporate
       power to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer and to carry out the transactions contemplated hereby and thereby.

       4.2. Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Buyer. No other corporate act or proceeding on the part of Buyer or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

       4.3. No Brokers or Finders. Except for Broadview Associates LLC, neither Buyer nor any of its directors, officers, employees or agents has retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

       4.4. Disclosure. No representation or warranty by Buyer in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of

Buyer pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

       4.5. Investment Intent. The Shares are being acquired by Buyer for investment only and not with the view to resale or other distribution.

5.     COVENANTS

       5.1. Employment and Noncompetition Agreements. Contemporaneously with the execution of this Agreement, Shareholders shall cause each of E. Franklin DePew, John F. DePew and Thomas C. Tuch, Jr. to execute and deliver to Company an Employment and Noncompetition Agreement, substantially in the form of Exhibit A hereto.

       5.2. Noncompetition; Confidentiality. As an inducement to Buyer to execute this Agreement and complete the transactions contemplated hereby, and in order to preserve the goodwill associated with the business of Company being acquired pursuant to this Agreement, and in addition to and not in limitation of any covenants contained in any agreement executed and delivered pursuant to
Section 5.1 hereof, each Shareholder hereby covenants and agrees as follows:

                 5.2.(a)   Covenant Not to Compete. For a period of three (3)
       years from the Closing Date, no Shareholder will directly or indirectly:

                           (i) engage in, continue in or carry on any business which competes with Company or the MidAtlantic Business or is substantially similar thereto, including owning or controlling any financial interest in any corporation, partnership, firm or other form of business organization which is so engaged;

                           (ii) consult with, advise or assist in any way, whether or not for consideration, any corporation, partnership, firm or other business organization which is now or becomes a competitor of Company or Buyer (or any of its subsidiaries) in any aspect with respect to the MidAtlantic Business, including, but not limited to, advertising or otherwise endorsing the products of any such competitor; soliciting customers or otherwise serving as an intermediary for any such competitor; loaning money or rendering any other form of financial assistance to or engaging in any form of business transaction on other than an arm's length basis with any such competitor;

                           (iii) offer employment to an employee of Company or
                 the MidAtlantic Business, without the prior written consent of Buyer; or

                           (iv) engage in any practice the purpose of which is to evade the provisions of this covenant not to compete or to commit any act which adversely affects the Company or the MidAtlantic Business;

       provided, however, that the foregoing shall not prohibit the ownership of securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 5% of the outstanding shares of any such corporation. The parties agree that the geographic scope of this covenant not to compete shall extend to and cover the following jurisdictions:
       Alabama, the District of Columbia, Maryland, Mississippi, Missouri, North Carolina, Ohio, Pennsylvania, Tennessee, Texas, Virginia and Washington. The parties agree that a Buyer may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any subsidiary of Buyer or to any person, corporation, firm or entity that purchases all or part of the business of the Company. In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such over broad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

                 5.2.(b)   Covenant of Confidentiality. No Shareholder shall at
       any time subsequent to the Closing, except as explicitly requested by Buyer, (i) use for any purpose, (ii) disclose to any person, or (iii) keep or make copies of documents, tapes, discs or programs containing, any confidential information concerning Company. For purposes hereof, "confidential information" shall mean and include, without limitation, all Trade Rights in which Company has an interest, all customer lists and customer information, and all other information concerning Company's processes, apparatus, equipment, packaging, products, marketing and distribution methods, not previously disclosed to the public directly by Company.

                 5.2.(c)   Equitable Relief for Violations. Each Shareholder
       agrees that the provisions and restrictions contained in this Section
       5.2 are necessary to protect the
       legitimate continuing interests of Buyer in acquiring the Shares, and that any violation or breach of these provisions will result in irreparable injury to Buyer for which a remedy at law would be inadequate and that, in addition to any relief at law which may be available to Buyer for such violation or breach and regardless of any other provision contained in this Agreement, Buyer shall be entitled to injunctive and other equitable relief as a court may grant after considering the intent of this Section 5.2.

       5.3. General Releases. Contemporaneously with the execution of this Agreement, each of E. Franklin DePew, Carol Joy DePew and Robert L. Musick, Jr. shall execute and deliver, and shall cause each of John F. DePew and Thomas C. Tuch, Jr. to execute and deliver, a general release to Buyer, in substantially the form attached hereto as Exhibit B.

       5.4. Section 338(h)(10) Election. At the Buyer's option, Company and Shareholders will join with the Buyer in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state tax law) (collectively, a "Section 338(h)(10) Election") with respect to the purchase and sale of the stock of the Company hereunder. The Shareholders of the Company will pay any tax attributable to the making of the Section 338(h)(10) Election and will indemnify the Buyer, the Company and their subsidiaries against any tax (including interest and penalties) arising out of any failure to pay such tax. The Shareholders will also pay any state, local, or foreign tax (and indemnify the Buyer, the Company and their subsidiaries against any tax (including interest and penalties) arising out of any failure to pay such tax) attributable to an election under state, local, or foreign law similar to the election available under Section 338(g) of the Code (or which results from the making of an election under Section 338(g) of the Code) with respect to the purchase and sale of the stock of the Company hereunder. Buyer shall be responsible for the preparation and filing of such election. The allocation of purchase price among the assets of the Company shall be made in accordance with
Schedule 5.1 hereto. Shareholders and Buyer shall accept such purchase price allocations and Buyer and each Shareholder shall report, act, file in all respects and for purposes consistent with such allocations. Shareholders and the Company (if required) shall execute and deliver to Buyer at Closing three copies of such documents or forms (including Section 338 Forms, as defined below) as Buyer shall request or as are required by applicable law for an effective Section 338(h)(10) Election, including, without limitation, any "Statement of Section 338(h)(10)" and IRS Form 8023 (together with any schedules or attachments thereto, the "Section 338 Forms") that are required pursuant to the Treasury Regulations.

       5.5. Continuation of First American Agreement. Shareholders have provided Buyer with a true and correct copy of that certain

MidAtlantic Pension Group Institutional Plan Services Agreement, dated September 21, 1995 (the "First American Agreement"), by and between the Company and First American National Bank ("First American"). The parties acknowledge and agree that the continuation of the First American Agreement is important to the Company's business, and that the provisions of this Section 5.5 constitute a material inducement to Buyer to enter into this Agreement. Notwithstanding any other provision of this Agreement, and in addition to all of their other obligations under this Agreement, the Shareholders, jointly and severally, represent and warrant that First American will not terminate the First American Agreement prior to the first anniversary of the Effective Date. In the event that First American terminates the First American Agreement at any time on or before the first anniversary of the Effective Date, the Shareholders, jointly and severally, covenant and agree to pay to Buyer as damages for the breach of the foregoing representation and warranty and the termination of the First American Agreement, an amount equal to the total revenues that would have been received by the Company under the First American Agreement during the remainder of such twelve-month period had the First American Agreement remained in full force and effect until the end of such period.

       5.6. E&O Insurance Coverage. Buyer covenants and agrees to obtain, promptly following Closing, additional errors & omission insurance for Company, which policy shall be a "claims made" policy and shall have a retroactive date of coverage of April 3, 1991, the date of incorporation of Company. E. Franklin DePew and Carol Jay DePew, jointly and severally, covenant and agree to promptly reimburse Buyer up to a maximum of $20,000 for the cost of obtaining such additional coverage.

6.     INDEMNIFICATION

       6.1.      By Shareholders. Subject to the terms and conditions of this
Article 6, each Shareholder, jointly and severally, hereby agrees to indemnify, defend and hold harmless Buyer, its directors, officers, employees and controlled and controlling persons (hereinafter "Buyer's Affiliates") and the Company from and against all Claims asserted against, resulting to, imposed upon, or incurred by Buyer, Buyer's Affiliates or the Company, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach of any representation or warranty of any Shareholder or Company contained in or made pursuant to this Agreement, (b) the breach of any covenant of any Shareholder or the Company contained in this Agreement, (c) the litigation matters referred to in Schedule 3.9, (d) any Claim against the Company and/or any Buyer Affiliate(s) by Ann S. Jones, or her heirs or successors or assigns, relating to or arising out of her sale of shares of common stock of the Company to the Company, (e) any Claim against the Company and/or any Buyer Affiliate(s) by any person or entity, including (without limitation) Robert L. Musick, Jr., or his heirs or successors or assigns, relating to or arising out of the transactions consummated pursuant to that certain Rescission Agreement, effective as of May 30, 1998, by and between the Company and Robert L. Musick, Jr., (f) any Claim against the Company and/or any Buyer Affiliate(s) relating to or arising out of MidAtlantic Capital Management, Inc., MidAtlantic Investment Advisers, Inc., or their respective businesses, or (g) the conduct of the MidAtlantic Business or operations of the Company prior to the Closing (other than Claims for liabilities to the extent the amounts thereof are specifically reflected in the Recent Balance Sheet). Regardless of the foregoing, however, breaches of representations and warranties contained in
Section 3.2 hereof shall be subject only to several indemnification by the respective Shareholders who shall have made and breached such representations and warranties. As used in this Article 6, the term "Claim" shall include (i) all debts, liabilities and obligations; (ii) all losses, damages (including, without limitation, consequential damages), judgments, awards, settlements, costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs and attorneys fees and expenses); and (iii) all demands, claims, suits, actions, costs of investigation, causes of action, proceedings and assessments, whether or not ultimately determined to be valid.

       6.2.      By Buyer. Subject to the terms and conditions of this
Article 6, Buyer hereby agrees to indemnify, defend and hold harmless each Shareholder from and against all Claims asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from (a) the inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement, or (b) the breach of any covenant of Buyer contained in this Agreement.

       6.3. Indemnification of Third-Party Claims. The obligations and liabilities of any party to indemnify any other under this Article 6 with respect to Claims relating to third parties shall be subject to the following terms and conditions:

                 6.3.(a)   Notice and Defense. The party or parties to be
       indemnified (whether one or more, the "Indemnified Party") will give the party from whom indemnification is sought (the "Indemnifying Party") prompt written notice of any such Claim, and the Indemnifying Party will undertake the defense thereof by representatives chosen by it. In all matters concerning the Shareholders by virtue of joint and several liability, the Shareholders' Agent shall give and receive notice and otherwise act in all respects on their behalf. Failure to give such notice shall not affect the Indemnifying Party's duty or obligations under this Article 6, except to the extent the Indemnifying Party is prejudiced thereby. So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim.

       The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

                 6.3.(b)   Failure to Defend. If the Indemnifying Party, within
       a reasonable time after notice of any such Claim, fails to defend such Claim actively and in good faith, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment therein.

                 6.3.(c)   Indemnified Party's Rights. Anything in this Section
       6.3 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, compromise or settle such Claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Liability in respect of such Claim.

       6.4. Payment. The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this Article 6, which payment may be accomplished in whole or in part, at the option of the Indemnified Party, by the Indemnified Party setting off any amount owed to the Indemnifying Party by the Indemnified Party. To the extent set-off is made by an Indemnified Party in satisfaction or partial satisfaction of an indemnity obligation under this
Article 6 that is disputed by the Indemnifying Party, upon a subsequent determination by final judgment not subject to appeal that all or a portion of such indemnity obligation was not owed to the Indemnified Party, the Indemnified Party shall pay the Indemnifying Party the amount which was set-off and not owed together with interest from the date of set-off until the date of such payment at an annual rate equal to the average annual rate in effect as of the date of the set-off, on those three maturities of United States Treasury obligations having a remaining life, as of such date, closest to the period from the date of the set-off to the date of such judgment. Upon judgment, determination, settlement or compromise of any third party Claim, the Indemnifying

Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such third party Claim.

       6.5. Indemnification for Environmental Matters. Without limiting the generality of the foregoing, each Shareholder, jointly and severally, agrees to indemnify, reimburse, hold harmless and defend Buyer, Buyer's affiliates and Company for, from, and against all Claims asserted against, imposed on, or incurred by any such person, directly or indirectly, in connection with any pollution, threat to the environment, or exposure to, or manufacture, processing, distribution, use, treatment, generation, transport or handling, disposal, emission, discharge, storage or release of Waste that (A) is related in any way to Company's or any previous owner's or operator's ownership, operation or occupancy of the business, properties and assets owned or used by Company, and (B) in whole or in part occurred, existed, arose out of conditions or circumstances that existed, or was caused on or before the Closing Date.

       6.6. Limitations on Indemnification. Except for any willful or knowing breach or misrepresentation, as to which claims may be brought without limitation as to time or amount:

                 6.6.(a)   Time Limitation. No claim or action shall be brought
       under this Article 6 for breach of a representation or warranty after the lapse of two (2) years following the Closing. Regardless of the foregoing, however, or any other provision of this Agreement:

                           (i) There shall be no time limitation on claims on actions brought for breach of any representation or warranty made by Shareholders or Company in or pursuant to Sections 3.1 and 3.2, and Shareholders hereby waive all applicable statutory limitation periods with respect thereto.

                           (ii) Any claim or action brought for breach of any representation or warranty made by Shareholders with respect to tax or ERISA matters may be brought at any time until the underlying tax or ERISA obligation is barred by the applicable period of limitation under federal and state laws relating thereto (as such period may be extended by waiver).

                           (iii) Any claim made by a party hereunder by
                 delivering written notice of the claim to the Indemnifying Party or Parties, by filing a suit or action in a court of competent jurisdiction or a court reasonably believed to be of competent jurisdiction or by a demand for arbitration in accordance with Article 9 hereof for breach of a representation or warranty prior to the termination of the survival period for such claim shall be preserved despite the subsequent termination of such survival period.

                           (iv) If any act, omission, disclosure or failure to disclosure shall form the basis for a claim for breach of more than one representation or warranty, and such claims have different periods of survival hereunder, the termination of the survival period of one claim shall not affect a party's right to make a claim based on the breach of representation or warranty still surviving.

                 6.6.(b)   Amount Limitation. The aggregate amount of the
       indemnification obligations of Shareholders pursuant to this Article 6 shall not exceed Five Million Dollars ($5,000,000). Notwithstanding the foregoing sentence, the aggregate amount of the indemnification obligations of Shareholders pursuant to this Article 6 for any Claims relating to the inaccuracy or breach of any representations or warranties contained in Section 3.1 or 3.2 may exceed Five Million Dollars ($5,000,000) but shall not exceed the aggregate Purchase Price as set forth in Section 2.1.

                 6.6.(c)   Independent Nature of First American Indemnity. The
       representations, warranties and other obligations of the Shareholders under Section 5.5 of this Agreement shall not be affected by the provisions of this Section 6.6, and any amounts paid to or recovered by Buyer pursuant to Section 5.5 shall not be included for purposes of calculating the aggregate indemnification obligations of Shareholders as set forth in Section 6.6(b) above.

       6.7. No Waiver. The closing of the transactions contemplated by this Agreement shall not constitute a waiver by any party of its rights to indemnification hereunder, regardless of whether the party seeking indemnification has knowledge of the breach, violation or failure of condition constituting the basis of the Claim at or before the Closing, and regardless of whether such breach, violation or failure is deemed to be "material" for purposes of Section 9.2.

7.     CLOSING

       The closing of this transaction ("the Closing") shall take place contemporaneously with the execution and delivery of this agreement at the offices of Christian & Barton, L.L.P., 909 East Main Street, Suite 1200, Richmond, Virginia, at 10:00 A.M. on August 12, 1998, or at such other hour and place as the parties hereto shall agree upon in writing. The date hereof is referred to in this Agreement as the "Closing Date". Unless otherwise indicated, the transactions contemplated hereby shall be deemed for all purposes to be effective as of August 1, 1998, which date shall be referred to herein as the "Effective Date."

       7.1. Documents to be Delivered by Company and Shareholders. At the Closing, Company and Shareholders shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

                 7.1.(a)   Stock Certificate(s). Stock certificates representing
       the Shares, duly endorsed for transfer or with duly executed stock powers attached, in either case as of the Effective Date.

                 7.1.(b)   Opinion of Counsel. A written opinion of Christian &
       Barton, LLP, counsel to Company and Shareholders, dated as of the Closing Date, addressed to Buyer, substantially in the form of Exhibit C hereto.

                 7.1.(c)   Consents and Approvals. Executed originals of all
       approvals, consents and waivers that are required to effect the transactions contemplated hereby.

                 7.1.(d)   Estoppel Certificates. An estoppel certificate or
       status letter from the landlord under each lease of Real Property, which estoppel certificate or status letter will certify: (i) the lease is valid and in full force and effect; (ii) the amounts payable by Company under the lease and the date to which the same have been paid; (iii) whether there are, to the knowledge of said landlord, any defaults thereunder, and, if so, specifying the nature thereof; and (iv) a statement that the transactions contemplated by this Agreement will not constitute a default under the lease.

                 7.1.(e)   Employment and Noncompetition Agreements. The
       Employment and Noncompetition Agreements referred to in Section 5.1, duly executed by the persons referred to in such Section.

                 7.1.(f)   Certified Resolutions. Certified copies of the
       resolutions of the Board of Directors and the Shareholders of Company, authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

                 7.1.(g)   Articles; By-Laws. A copy of the By-Laws of Company
       certified by the secretary of Company, and a copy of the Articles of Incorporation of Company certified by the Secretary of State of the state of incorporation of Company.

                 7.1.(h)   Incumbency Certificate. Incumbency certificates
       relating to each person executing (as a corporate officer or otherwise on behalf of another person) any document executed and delivered to Buyer pursuant to the terms hereof.

                 7.1.(i)   General Releases. The General Releases referred to in
       Section 5.3, duly executed by the persons referred to in such Section.

                 7.1.(j)   Resignations. The resignations of E. Franklin DePew
       and Carol Joy DePew as officers of the Company, and E. Franklin DePew as the sole director of the Company, effective as of the Closing and in form satisfactory to Buyer's counsel.

                 7.1.(k)   Affidavits. Affidavits from Shareholders in form and
       substance satisfactory to Buyer, to the effect that Company is not a "foreign person," "foreign corporation," "foreign partnership," "foreign trust" or "foreign estate" under Section 1445 of the Code, and containing all such other information as is required to comply with the requirements of such Section.

                 7.1.(l)   Ann S. Jones Share Repurchase Documentation. Executed
       originals of all documentation relating to the repurchase of 28 shares of Company's common stock by Company from Ann S. Jones, including (i) Agreement, dated July 29, 1998, (ii) surrendered Company stock certificate no. 10 representing 28 shares of Company common stock, duly endorsed in blank or with a duly executed stock power attached, and
       (iii) a general release executed by Ann S. Jones in favor of Company, in form reasonably satisfactory to Buyer and its counsel.

                 7.1.(m)   Crestar Bank Payoff Documentation. Executed originals
       of the following documentation relating to the payoff by Buyer of two Company promissory notes payable to Crestar Bank: (i) the two promissory notes marked "cancelled" and "paid in full," and (ii) UCC-3 Termination Statements in form and substance necessary to terminate any and all security interests of Crestar Bank in and to the assets of Company.

                 7.1.(n)   Hilb, Rogal and Hamilton Company Payoff
       Documentation. Executed original of the promissory note of

       Company in favor of Hilb, Rogal and Hamilton Company in the principal amount of $40,000, which note shall be marked "cancelled" and "paid in full."

                 7.1.(o)   Termination of Shareholders' Agreement. Executed
       original of Termination of Shareholders' Agreement, in form and substance reasonably acceptable to Buyer and its counsel.

                 7.1.(p)   John F. DePew Employment Matters. Executed originals,
       in form and substance reasonably acceptable to Buyer, of (i) Termination, dated July 31, 1998, of Employment Agreement dated November 17, 1995, between Company and John F. DePew, and (ii) Receipt, dated August 12, 1998, evidencing receipt by John F. DePew of any and all amounts due and owing under the terms of such Employment Agreement, including Section 8 thereof.

                 7.1.(q)   Automobile Title, Loan and Lease Transfer
       Documentation. Executed originals (or true and correct copies thereof) of all documentation relating to (i) the transfer of title to two vehicles (1998 Mercedes Benz 230SLK (VIN# WDBKK47F2WF044009) and 1995 Range Rover Discovery (VIN# SALJY1247SA137168) from Company to E. Franklin DePew, and E. Franklin DePew's assumption of all indebtedness relating thereto, and (ii) the cancellation and termination of that certain lease agreement commencing February 28, 1997, between Jaguar Credit Corporation and the Company relating to a 1998 Jaguar XJGL Sedan.

                 7.1.(r)   Assignment of Payments from ISC. An executed original
       of an assignment agreement by and between Company and E. Franklin DePew assigning to Company all right, title and interest to all payments to E. Franklin DePew from Investors Security Company, Inc.

                 7.1.(s)   Other Documents. All other documents, instruments or
       writings required to be delivered to Buyer at the Closing pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request.

       7.2. Documents to be Delivered by Buyer. At the Closing, Buyer shall deliver to Shareholders the following documents, in each case duly executed or otherwise in proper form:

                 7.2.(a)   Cash Purchase Price. To Shareholders' Agent, a
       certified or bank cashier's check (or wire transfer) as required by
       Section 2.2(a) hereof.

                 7.2.(b)   Opinion of Counsel. A written opinion of Foley &
       Lardner, counsel to Buyer, dated as of the Closing

       Date, addressed to Company, in substantially the form of Exhibit D hereto.

                 7.2.(c)   Certified Resolutions. A certified copy of the
       resolutions of the Board of Directors of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

                 7.2.(d)   Incumbency Certificate. Incumbency certificates
       relating to each person executing any document executed and delivered to Company or Shareholders by Buyer pursuant to the terms hereof.

                 7.2.(e)   Crestar Bank Loan Payoff. To Crestar Bank, one or
       more wire transfers of immediately available funds in the aggregate amount of $151,670.31 in full payment of all outstanding indebtedness of Company to Crestar Bank.

                 7.2.(f)   Other Documents. All other documents, instruments or
       writings required to be delivered to Company at the Closing pursuant to this Agreement and such other certificates of authority and documents as Company may reasonably request.

8.     TERMINATION

       This Agreement may be terminated without further liability of any party at any time prior to the Closing: (a) by mutual written agreement of Buyer and Shareholders' Agent; or (b) by either Buyer or Shareholders' Agent (i) if the Closing shall not have occurred by 11:59 p.m. Eastern time on the date hereof, provided the terminating party has not, through breach of a representation, warranty or covenant, prevented the Closing from occurring at or before such time, or (ii) if any Government Entity shall have issued a final and non-appealable Order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

9.     RESOLUTION OF DISPUTES

       9.1.      Arbitration.

                 9.1.(a)   Any dispute, controversy or claim arising out of or
       relating to this Agreement or any contract or agreement entered into pursuant hereto or the performance by the parties of its or their terms shall be settled by binding arbitration held in Tampa, Florida in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as specifically otherwise provided in this Article 9. Notwithstanding the foregoing, Buyer may, in its discretion, apply to a court of competent jurisdiction for equitable relief from any violation or threatened violation of the covenants of any Shareholder under Section 5.2 of this Agreement, or any covenants not to compete contained in any Employment and Noncompetition Agreement delivered pursuant to Section 5.1 hereof.

                 9.1.(b)   No party shall be required to submit to arbitration
       hereunder unless all persons who are not parties to this Agreement, but who are necessary parties to a complete resolution of the controversy, submit to the arbitration process on the same terms as the parties hereto. Without limiting the generality of the foregoing, no claim under
       Article 6 for the indemnification of a third-party claim shall be subject to arbitration under this Article 9 unless the third party bringing such claim against the indemnitee shall agree in writing to the application of this Article 9 to the resolution of such claim.

       9.2. Arbitrators. If the matter in controversy (exclusive of attorney fees and expenses) shall appear, as at the time of the demand for arbitration, to exceed $250,000, then the panel to be appointed shall consist of three neutral arbitrators; otherwise, one neutral arbitrator.

       9.3. Procedures; No Appeal. The arbitrator(s) shall allow such discovery as the arbitrator(s) determine appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within 120 days after the selection of the arbitrator(s). The arbitrator(s) shall give the parties written notice of the decision, with the reasons therefor set out, and shall have 30 days thereafter to reconsider and modify such decision if any party so requests within 10 days after the decision. Thereafter, the decision of the arbitrator(s) shall be final, binding, and nonappealable with respect to all persons, including (without limitation) persons who have failed or refused to participate in the arbitration process.

       9.4. Authority. The arbitrator(s) shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys fees and expenses in such manner as is determined to be appropriate by the arbitrator(s).

       9.5. Entry of Judgment. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having in personam and subject matter jurisdiction. Buyer and each Shareholder hereby submit to the in personam jurisdiction of the Federal and State courts in Florida, for the purpose of confirming any such award and entering judgment thereon.

       9.6. Confidentiality. All proceedings under this Article 9 and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties.

       9.7. Continued Performance. The fact that the dispute resolution procedures specified in this Article 9 shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith, subject to any rights to terminate this Agreement that may be available to any party and to the right of setoff provided in Section 6.4 hereof.

       9.8. Tolling. All applicable statutes of limitation shall be tolled while the procedures specified in this Article 9 are pending. The parties will take such action, if any, required to effectuate such tolling.

10.    MISCELLANEOUS

       10.1. Disclosure Schedule. The Schedules have been compiled in a bound volume (the "Disclosure Schedule"), executed by Shareholders and dated and delivered to Buyer on the date of this Agreement. Information set forth in the Disclosure Schedule specifically refers to the article and section of this Agreement to which such information is responsive and such information shall not be deemed to have been disclosed with respect to any other article or section of this Agreement or for any other purpose. The Disclosure Schedule includes a table of contents and/or index to all of the information and documents contained therein. The Disclosure Schedule shall not vary, change or alter the language of the representations and warranties contained in this Agreement and, to the extent the language in the Disclosure Schedule does not conform in every respect to the language of such representations and warranties, such language in the Disclosure Schedule shall be disregarded and be of no force or effect.

       10.2. Further Assurance. From time to time, at Buyer's request and without further consideration, Company and Shareholders will execute and deliver to Buyer such documents and take such other action as Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby.

       10.3. Disclosures and Announcements. Shareholders shall not disclose or make any announcements concerning the transactions provided for in this Agreement prior to September 30, 1998. Thereafter, any announcements by Shareholders concerning the transactions provided for in this Agreement shall be subject to the approval of Buyer in all essential respects. Except as required by law, the initial public announcement by Buyer concerning the transactions provided for in this Agreement shall be subject to the prior review (but not approval) of Shareholders. Shareholders shall act hereunder only through Shareholders' Agent.

       10.4.     Assignment; Parties in Interest.

                 10.4.(a) Assignment. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. Notwithstanding the foregoing, Buyer may, without consent of any other party, (i) merge Company with and into Buyer and/or any subsidiary of Buyer, or (ii) cause one or more subsidiaries of Buyer to carry out all or part of the transactions contemplated hereby; provided, however, that Buyer shall, nevertheless, remain liable for all of its obligations, and those of any such subsidiary, to Shareholders hereunder.

                 10.4.(b) Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

       10.5. Law Governing Agreement. This Agreement may not be modified or terminated orally, and shall be construed and interpreted according to the internal laws of the State of Florida, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

       10.6. Amendment and Modification. Buyer and Shareholders may amend, modify and supplement this Agreement in such manner as may be agreed upon in writing between Buyer and Shareholders' Agent; provided, however, that Buyer may, in Buyer's discretion, require the execution of any amendment by all the Shareholders personally.

       10.7. Notice. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service.
The respective addresses to be used for all such notices, demands or requests are as follows:

                            (a)      If to Buyer, to:

                                     ABR Information Services, Inc.
                                     34125 U.S. Highway 19 North
                                     Palm Harbor, Florida 34684-2116
                                     Attention:  James E. MacDougald
                                                 Chairman of the Board,
                                                 President and
                                                 Chief Executive Officer
                                     Facsimile:  (813) 789-3854

                                     (with a copy to)

                                     Foley & Lardner
                                     100 North Tampa Street, Suite 2700
                                     Tampa, Florida 33602-5804
                                     Attention: Todd B. Pfister
                                     Facsimile: (813) 221-4210

or to such other person or address as Buyer shall furnish to Shareholders' Agent in writing.

                            (b)      If to Shareholders, to Shareholders' Agent:

                                     c/o MidAtlantic 401(k) Services, Inc.
                                     One Park West Circle
                                     Suite 300
                                     Midlothian, Virginia  23113
                                     Attention:  E. Franklin DePew
                                     Facsimile:  (804) 379-9397
                                     (with a copy to)

                                     Christian & Barton, LLP
                                     909 East Main Street
                                     Richmond, Virginia  23219
                                     Attention:  David I. Greenberg, Esq.
                                     Facsimile:  (804) 697-4112

or to such other person or address as Shareholders shall designate as a successor Shareholders' Agent in accordance with this Agreement.

                            (c)      If to Company, to:

                                     MidAtlantic 401(k) Services, Inc.
                                     c/o ABR Information Services, Inc.
                                     34125 U.S. Highway 19 North
                                     Palm Harbor, Florida 34684-2116
                                     Attention:  James E. MacDougald
                                                 Chairman of the Board,
                                                 President and
                                                 Chief Executive Officer
                                     Facsimile:  (813) 789-3854

                                     (with a copy to)

                                     Foley & Lardner
                                     100 North Tampa Street, Suite 2700
                                     Tampa, Florida 33602-5804
                                     Attention: Todd B. Pfister
                                     Facsimile: (813) 221-4210

Any notice to Company given after Closing shall also be given in the same manner to Buyer.

       If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Delivery to Shareholders' Agent shall constitute delivery to all Shareholders. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

       10.8.     Expenses.

                 10.8.(a) Brokerage. Except as to (i) Broadview Associates LLC, which shall be compensated by Buyer, and (ii) TMark Associates, Ltd. and Crestar Securities Corporation, which shall be compensated by Shareholders, Shareholders and Buyer each represent and warrant to each other that there is no broker involved or in any way connected with the transfer provided for herein on their behalf respectively (and Shareholders represent and warrant that there is no broker involved on behalf of Company) and each agrees to hold the other harmless from and against all other claims for brokerage commissions or finder's fees in connection with the execution of this Agreement or the transactions provided for herein.

                 10.8.(b) Expenses to be Paid by Shareholders. Shareholders shall pay, and shall indemnify, defend and hold Buyer and Company harmless from and against, each of the following:

                           (i) Transfer Taxes. Any sales, use, excise, transfer or other similar tax imposed with respect to the transactions provided for in this Agreement, and any interest or penalties related thereto.

                           (ii) Professional Fees. All fees and expenses, including accounting and other professional fees, incurred in connection with or relating to the preparation and provision of the financial statements of the Company as set forth in
                 Section 3.4 above.

                 10.8.(c) Other. Except as otherwise provided herein, each of the parties shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

                 10.8.(d) Costs of Litigation or Arbitration. The parties agree that (subject to the discretion, in an arbitration proceeding, of the arbitrator as set forth in Section 10.4) the prevailing party in any action brought with respect to or to enforce any right or remedy under this Agreement shall be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action, including without limitation attorneys' fees and prejudgment interest.

       10.9.     Shareholders' Agent; Power of Attorney.

                 10.9.(a) Shareholders' Agent. The Shareholders hereby appoint and constitute E. Franklin DePew as Shareholders' Agent hereunder, to exercise the powers on behalf of Shareholders set forth in this Agreement; and E. Franklin DePew hereby accepts such appointment. In the event of the death, resignation or inability to act of E. Franklin DePew, and upon receipt by Buyer of evidence of the same which is satisfactory to Buyer, Carol Joy DePew shall be successor Shareholders' Agent with all powers of his predecessor.

                 10.9.(b) Power of Attorney. Each Shareholder, by his execution of this Agreement, hereby constitutes and appoints the Shareholders' Agent his true and lawful attorney in fact, with full power in his name and on his behalf:

                           (i) to receive on behalf of such Shareholder the proceeds of sale of such Shareholder's Shares being sold hereunder, to give Buyer a receipt therefor on behalf of such Shareholder and to hold such proceeds subject to the terms hereof and the instructions of such Shareholder with respect to the ultimate disbursement thereof;

                           (ii) to act on such Shareholder's behalf according to the terms of this Agreement, including, without limitation, the power to contest or acquiesce in the determination of the Contingent Payment in accordance with Section 2.1; to amend this Agreement in accordance with Article 10.6 or terminate this Agreement in accordance with Section 8; to consent to the assignment of rights under this Agreement in accordance with
                 Section 10.4.(a); to give and receive notices on behalf of all the Shareholders; and to act on their behalf in connection with any matter as to which the Shareholders jointly and severally are an "Indemnified Party" or "Indemnifying Party" under Article 6 hereof; all in the absolute discretion of the Shareholders' Agent;

                           (iii) in general, to do all things and to perform
                 all acts, including, without limitation, executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable in connection with this Agreement.

This power of attorney, and all authority hereby conferred, is granted subject to the interests of the other Shareholders and the Buyer hereunder and in consideration of the mutual covenants and agreements made herein, and shall be irrevocable and shall not be terminated by any act of any Shareholder or by operation of law, whether by the death or incapacity of any Shareholder or by the occurrence of any other event. Each Shareholder agrees, jointly and severally, to hold the Shareholders' Agent free and harmless from any and all loss, damage or liability which they, or any one of them, may sustain as a result of any action taken in good faith hereunder.

       10.10. Entire Agreement. This instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

       10.11. Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one



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

and the same instrument. This Agreement and the Ancillary Instruments may be effective upon the execution and delivery by any party of facsimile copies of signature pages hereto and thereto duly executed by such party; provided, however, that any party delivering a facsimile signature page covenants and agrees to deliver promptly after the date hereto two (2) original copies to the other parties hereto.

       10.12. Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

       10.13. Glossary of Terms. The following sets forth the location of certain definitions of capitalized terms defined in the body of this Agreement:

                 "Act" - Section 3.26
                 "Affiliate" - Section 3.7.(k)
                 "Ancillary Instruments" - Section 3.2.(a)
                 "Buyer's Affiliates" - Section 6.1
                 "Buyer Loan" - Section 2.1(d)
                 "CERCLA" - Section 3.10.(c)
                 "Claim" - Section 6.1
                 "Closing" - Preamble to Article 9
                 "Closing Date" - Section 7
                 "Code" - Section 3.5.(e)
                 "Common Stock" - Section 2.2(b)
                 "Company Employees" - Section 3.15.(a)
                 "Contingent Payment" - Section 2.1
                 "Disclosure Schedule" - Article 10
                 "Effective Date" - Section 7
                 "Employee Plans/Agreement(s)" - Section 3.15.(a)
                 "Environmental Laws" - Section 3.10.(c)
                 "ERISA" - Section 3.15.(a)
                 "Facilities" - Second Recital
                 "Government Entities" - Section 3.3
                 "Indemnified Party" - Section 6.3.(a)
                 "Indemnifying Party" - Section 6.3.(a)
                 "Laws" - Section 3.3
                 "Lien" - Section 3.11.(a)
                 "Litigation" - Section 3.9
                 "Orders" - Section 3.3
                 "PBGC" - Section 3.15.(b)(ii)
                 "Purchase Price" - Section 2.1
                 "Real Property" - Section 3.11.(c)
                 "Recent Balance Sheet" - Section 3.4
                 "Services" - Section 3.19
                 "Settlement Date" - Section 2.2.(c)
                 "Shares" - First Recital
                 "Trade Rights" - Section 3.17
                 "Waste" - Section 3.10.(c)

Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number.



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


       IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                    BUYER:

                                    ABR INFORMATION SERVICES, INC.,
                                    a Florida corporation


                                    By: /s/ Dennis A. Sweeney
                                       ----------------------------------------
                                            Dennis A. Sweeney
                                            Senior Vice President -
                                            Mergers and Acquisitions


                                    COMPANY:

                                    MIDATLANTIC 401(k) SERVICES, INC.,
                                    a Virginia corporation


                                    By: /s/ E. Franklin DePew
                                       ----------------------------------------
                                            E. Franklin DePew
                                    Title:  President


                                    SHAREHOLDERS:


                                       /s/  E. Franklin DePew
                                       ----------------------------------------
                                       E. Franklin DePew, Individually and
                                       as Joint Tenant with Carol Joy DePew


                                       /s/  Carol Joy DePew
                                       ----------------------------------------
                                       Carol Joy DePew, Individually and
                                       as Joint Tenant with E. Franklin DePew


                                       /s/  Robert L. Musick, Jr.
                                       ----------------------------------------
                                       Robert L. Musick, Jr., Individually


                                       SHAREHOLDERS' AGENT:

                                       /s/  E. Franklin DePew
                                       ----------------------------------------
                                       E. Franklin DePew



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